Exhibit 99.4

SOURCE ACQUISITION

STATEMENT OF REVENUES AND DIRECT EXPENSES (UNAUDITED)

(in thousands)

For the six months June 30, 2021
Revenues:
Oil, natural gas and natural gas liquids	$14,708
Lease bonus and other revenues	71

Total Revenues	14,779
Direct expenses	(996)

Revenues in excess of direct expenses	$13,783

See accompanying Notes to the Statement of Revenues and Direct Expenses (Unaudited)

SOURCE ACQUISITION

NOTES TO THE STATEMENT OF REVENUES AND DIRECT EXPENSES (UNAUDITED)

Note 1—Summary of Significant Accounting Policies

Basis of Presentation

On August 31, 2021, DPM Holdco, LLC, a subsidiary of Kimmeridge Mineral Fund, LP. (“DPM” or the “Company”) completed the acquisition of certain oil, natural gas and natural gas liquids mineral and royalty properties within the Permian Basin, from Source Energy Leasehold, LP and Permian Mineral Acquisition, LP (collectively, “Source” or the “Seller”) for equity consideration (the “Source Acquisition”). The acquired properties include approximately 25,000 net royalty acres in the Permian Basin.

Separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Source properties. During the period presented, the Source properties were not accounted for or operated as a consolidated entity or as a separate division by Source. The accompanying Statement of Revenues and Direct Expenses for the Source properties was derived from the historical accounting records and other applicable source documents of Source. Accordingly, the accompanying statement is presented in lieu of the financial statements required under Rule 3–05 of Securities and Exchange Commission’s Regulation S–X.

The accompanying Statement of Revenues and Direct Expenses does not represent a complete set of financial statements reflecting the financial position, results of operations, members’ equity and cash flows of the Source properties and are not necessarily indicative of the results of operations for the Source properties going forward. Certain indirect expenses, as further described in Note 4, were not allocated to the Source properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgement, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

In the opinion of management, the unaudited Statement of Revenues and Direct Expenses for the six months ended June 30, 2021 reflect all adjustments (consisting of normal and recurring accruals), necessary to present fairly the Source Acquisitions’ revenues and direct expenses.

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the Statement of Revenues and Direct Expenses in conformity with accounting principles generally accepted in the United States of America requires DPM management to make various assumptions, judgements and estimates to determine the reported amounts of revenues and expenses, and in the disclosures of contingencies. These estimates and assumptions are based upon management’s best estimates and judgements. Actual results could differ from those estimates.

Revenue Recognition

Crude oil, natural gas and natural gas liquids revenues from our mineral and royalty interests are recognized when control transfers at the wellhead. These revenues are reported net of post-production expenses, such as gathering, transportation, and processing costs.

Concentration

The Source properties are subject to risk resulting from the concentration of its mineral and royalty interests. For the six months ended June 30, 2021, two operators each accounted for more than 10% of royalty interest revenue.

Although the Source properties are exposed to a concentration of credit risk, management does not believe the loss of any single operator would materially impact the Source properties’ operating results as crude oil, natural gas and natural gas liquids are fungible products with well-established markets and numerous purchasers. If multiple operators were to cease operations at or around the same time, we believe there would be challenges initially, but there would be ample markets to handle the disruption. Additionally, recent rulings in bankruptcy cases involving certain operators have stipulated that royalty owners must still be paid for oil, natural gas and natural gas liquids extracted from their mineral acreage during the bankruptcy process. In light of this, Source and DPM do not expect the entry of one of the Source properties’ operators into bankruptcy to materially affect the Statement of Revenues and Direct Expenses.

Direct Expenses

Direct expenses for oil, natural gas and natural gas liquids mineral and royalty interests include severance taxes, ad valorem taxes, and any other taxes or expenses not associated with or attributable to post-production expenses. As mineral and royalty interests, the Source properties are not subject to any lease operating or production expenses.

Note 3—COMMITMENTS AND CONTINGENCIES

From time to time, the Source properties may become subject to potential claims and litigation in the normal course of business. While the ultimate impact on any proceedings cannot be predicted with certainty, Source’s management is currently not aware of any legal or other contingencies that would have a material effect on the Statement of Revenues and Direct Expenses for the six months ended June 30, 2021.

Note 4—EXCLUDED EXPENSES

Indirect expenses such as general and administrative, income tax, interest expenses and other indirect expenses have not been allocated to the Source Acquisition, and as such, have been excluded from the accompanying financial statement. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by DPM on a stand-alone basis. Depletion and impairment expenses have also been excluded from the accompanying Statement of Revenues and Direct Expenses as such amounts would not be indicative of the depletion and impairment calculated for DPM on the Source Acquisition on a stand-alone basis.

Note 5—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 6, 2021, the date the accompanying Unaudited Statement of Revenues and Direct Expenses was available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying Unaudited Statement of Revenues and Direct Operating Expenses.

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